EXHIBIT 6.26

                                LICENSE AGREEMENT
                                -----------------

         This License Agreement made and entered into as of June 11, 2001 by and between Nurescell, Inc., a Nevada corporation, ("Nurescell") and Advanced Technology Industries, Inc., a Delaware corporation, ("ATI") provides as follows:

                                    RECITALS

         A. Nurescell has developed a novel material for shielding and internment of radioactive materials and radioactive waste as well as providing attenuation of X-ray energy. The material demonstrates shielding and physical properties superior to commonly used shielding materials such as concrete, steel, or, in some cases, lead. The material may be compounded in such a way as to be used either in solid form or as a viscous liquid for specialized applications. The compound may include such materials as polyester epoxy, powdered metals, a coloring agent and polystyrenes in various combinations and ratios. Said invention is more particularly described in United States Patent Application No. 09/187641. Said invention is hereinafter referred to as the "Technology."

         B. ATI desires to acquire an exclusive license of the Technology in the Territory and upon the terms and conditions set forth herein, and Nurescell desires to grant an exclusive license of the Technology to ATI in said Territory and upon said terms and conditions.

         NOW THEREFORE, in consideration for the mutual covenants and agreements contained herein and for other good and valuable consideration the receipt of which is hereby acknowledged the parties hereto agree as follows:

1.       Grant of License.
         -----------------

         Nurescell hereby grants ATI the sole, exclusive, transferable, right and license to market, distribute, sublicense, sell, transfer and otherwise commercially exploit the Technology and products utilizing the Technology in the geographical areas specified below (the "Territory") upon the terms and conditions set forth herein. The License and rights granted to ATI pursuant hereto, shall be conditioned upon ATI and its sub licensees, if any, thereafter during the term of the License satisfying its obligations to Nurescell hereunder, including without limitation, the payment of royalties and other payments to Nurescell.

         Notwithstanding anything to the contrary contained in this Agreement ATI shall have the right to utilize technologies and products in its business which are similar to or related to the Technology and shall have the right to grant its sub-licensees similar rights.

2.       Term of License.
         ----------------

         The term of this License shall be the longer of: (i) 25 years, or (ii) the term of any patent which Nurescell now owns or may be granted in the future on the Technology, or any modification or derivative thereof, in the United States or any of the countries within the Territory. In the event that any court of competent jurisdiction determines that the provision of this paragraph violate any rule against perpetuities in said jurisdiction the term of the License shall be automatically amended without any action of the parties to the longest term allowable under the laws of said jurisdiction.

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3.       Territory
         ---------

         The Territory of the License shall be the geographical area consisting of the European Union, the British Isles, the Russian Federation, Ubekistan, Krygikistan, Afganistan, Pakistan, Kazakstan, Iran, Turkey, Ukraine, The Baltic Republics, Georgia, Poland, Hungary, Czech, Slovakia, Slovenia, Egypt, South Africa, Israel, Algeria, Libya, the UAE, Iraq, Lebanon, Saudi Arabia, and Kuwait.

4.       Royalties
         ---------

         ATI shall pay Nurescell a royalty for the utilization of the Technology in the amount of eight per cent (8%) of the Net Sales of the Technology by ATI. Net Sales is hereby defined as gross sales less, discounts, rebates, credits, returns, and freight. In the event that the Technology is incorporated in a product the royalty shall be computed on the entire price of the product as well as the coating or application of the product on another substance or substances. In the case of sub-licenses the royalty shall be computed on the gross amount received by ATI from the sub- licensee. In the event that any contract or agreement provides for services or products in addition to the Technology or products incorporating the Technology the royalty shall be computed only upon that portion of the contract price attributable to the Technology or any product incorporating the Technology and the application or coating thereof on another substance of substances. In the event of any disagreement as to the manner in which the royalty is determined pursuant to this paragraph the parties shall select a mutually agreeable certified public accountant licensed to practice in the State of California who shall determine the amount of the royalty in accordance with the provisions of this paragraph and said determination shall be binding upon the parties. The cost of said accountant shall be borne equally by the parties.

5.       Reporting
         ---------

         5.1. ATI shall remit the royalty to Nurescell for each calendar month no later than the tenth (10th) day of the following calendar month together with a report specifying the name and address of the customer purchasing the Technology or any product in which it is incorporated, the Net Sales amount, and the amount of the royalty. In the event the Technology or any product in which it is incorporated is included in any agreement or contract which provides for the furnishing of other services or products the allocation of the Net Sales amount attributable to the Technology shall be set forth in reasonable detail together with the method of allocation of the total contract price. In the case of sub-licensees the sub-license agreement shall be provided to Nurescell upon execution and the amount of sub-royalties received from the sub-licensees shall be set forth in each monthly report.

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         5.2 Nurescell shall have the right upon reasonable notice to ATI to inspect all books and records of ATI relevant to the determination of the royalty hereunder provided, however, that said inspection shall not be conducted more than once in any twelve (12) month period. In the event that said inspection reveals that ATI has underpaid the royalty ATI shall remit to Nurescell the additional royalty due to Nurescell. In the event that any under payment is more than five (5%) percent of the total royalties paid by ATI within the prior twelve (12) month period, ATI shall pay all costs and expenses of Nurescell in conducting said investigation including but not limited to the fees of independent auditors or accountants retained by Nurescell to conduct such investigation. In addition, interest at the rate of ten (10) per cent per annum shall be paid by ATI to Nurescell on all underpayments from the date that said payments were due to the date said underpayment is paid by ATI.

6.       License to Use Trademarks and Trade names.
         ------------------------------------------

         ATI shall use, and is hereby granted, an non-transferable, non-exclusive license to any trade name, trade mark, logo, or other identification of the Technology or products manufactured using the Technology which are owned by Nurescell at any time during this Agreement. This shall include only trademarks relating to licensed Technology granted under this Agreement. The license and rights granted to ATI pursuant hereto, shall be conditioned upon ATI and its sublicensees, if any, thereafter during the term of the License satisfying its obligations to Nurescell hereunder, including without limitation, the payment of royalties and other payments to Nurescell. ATI shall use its best efforts to ensure that all trademark rights shall be maintained in the name of and for the benefit of Nurescell and shall notify Nurescell in writing in a timely manner of any acts of actual or potential infringement. ATI agrees not to register any Nurescell trademarks or trade names without Nurescell's express written consent. Upon Nurescell's request ATI shall provide Nurescell with copies of materials and products bearing Nurescell's trademarks and trade names so that Nurescell can verify that the quality of ATI's use of such trademarks contained in such materials and products is comparable to that of Nurescell's use thereof. ATI agrees to suspend use of Nurescell's trademarks and trade names if such quality is reasonably deemed substantially inferior by Nurescell until ATI has taken such steps as Nurescell may reasonably require to solve the qualify deficiencies.

7.       Modifications and Enhancements
         ------------------------------

         Nurescell shall promptly notify ATI of any enhancements, modifications, improvements, or alterations to the licensed Technology and ATI shall have the right to utilize said enhancements, modifications, improvements, or alterations during the term of this Agreement for no additional consideration.

8.       Covenants, Warranties, and Representations of Nurescell
         -------------------------------------------------------

         Nurescell hereby makes the following warranties and representations to ATI and its successors and assigns which warranties and representation will be effective as of the date of this Agreement and the date of the exercise of the License Option by ATI without any further writing or action on the part of
Nurescell:

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         8.1. Nurescell is the owner of all the intellectual and proprietary rights of the Technology and no other person or entity has any claim to any proprietary or intellectual property right or interest therein and that Nurescell has the authority to grant this license to ATI without the consent of any other person or entity. Nurescell shall defend of behalf of ATI at Nurescell's expense, and shall hold ATI harmless in any action at law of suit in equity that may be brought against ATI at any time for infringement of any processes, know-how, technology, patents, patent rights, licenses, inventions and other intellectual property rights and improvements or enhancements relating to the Technology.

         8.2. Nurescell has not granted any previous licenses of the Technology in the Territory to any other person or entity and the granting of this license will not violate any other license agreement, indenture, security agreement, loan agreement, or any other agreement to which Nurescell is a party or any obligation of Nurescell.

         8.3. Nurescell has not received any notice from any third party claiming an interest in the Technology or in any of the proprietary or intellectual property rights associated therewith, which would violate this Agreement or any other agreement hereto.

         8.4. Exhibit "A" hereto is a list of all of the patents granted or applied for relating to the Technology by Nurescell in the United States or any country listed in Paragraph 2 hereto. Included are those patents relating to the licensed Technology granted under this Agreement or any other agreement hereto.

         8.5. The Technology has been fully developed and tested and performs the tasks and has the properties set forth in Recital A of this Agreement.

9.       Covenants, Warranties, and Representations of ATI
         -------------------------------------------------

         ATI hereby covenants, warrants, and represents that:

         9.1 ATI is familiar with the quality standards that NURESCELL utilizes in connection with its use and licensing of the Technology and ATI shall utilize the same standards of quality in respect of all products manufactured and sold by ATI.

         9.2. ATI has the skill and expertise to implement the quality control of its products and services in connection with the manufacture and sale of the Technology and products utilizing the Technology.

         9.3. Nurescell shall have the right to inspect any products for the purposes of facilitating Nurescell control over the standard of quality and service utilized in the application of the Technology and the production of products utilizing the Technology ATI shall cooperate with Nurescell in connection with the forgoing;

         9.4. Nurescell shall have the right to make reasonable inspection of ATI operations, and ATI shall supply to Nurescell with specimens of any products utilizing the Technology upon request;

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         9.5 ATI shall comply with all applicable laws and regulations and obtain all appropriate governmental approvals in the Territory pertaining to the manufacture, sale, and distribution of the Technology and products incorporating the Technology

10.      Support Obligations of NURESCELL
         --------------------------------

         NURESCELL shall provide ATI with all necessary formulas, processes, equations, properties, designs, test results, prototypes, samples, software, hardware, computer programs and all other information in the possession of NURESCELL to enable ATI to utilize the Technology and to manufacture and market products encompassing the Technology

11.      Relationship of Parties.
         ------------------------

         ATI and NURESCELL are independent contractors and no relationship of joint venture, partnership, or agency exists between them. Neither party shall have any right to hold itself out as having any right or authority to act or create any obligation or responsibility (whether express or implied) on behalf or in the name of the other party.

12.      Confidentiality.
         ----------------

         Each of the parties acknowledges that any technical, financial or other information received by either of them which is not in the form of advertising, sales, or technical literature which is generally distributed to the public is confidential proprietary information and each of the parties covenants not to disclose any of said information to any third party or entity, either during the term of this Agreement or after the expiration thereof, without the express written consent of the other. Each party hereto at all times shall protect the confidentiality of said proprietary information and shall maintain the same in a secure locked place within the facilities with access thereto limited only to those persons who have the need to know said information. Each party hereto agrees that each employee, officer, supplier, distributor, customer, sales agent, or any other party who has any need to know any of said information shall execute an agreement in a form acceptable to each party hereto acknowledging that the same is proprietary information of said party and agreeing not to disclose the same to any person or entity without the consent of said party. Upon the termination of this Agreement, all copies of said proprietary information shall be returned to the party owning said information and the other party covenants and warrants not to utilize any of said information subsequent to the termination of this Agreement.

13.      Indemnification
         ---------------

         13.01. Each of the parties hereto (the "Indemnifying Party") hereby agrees to indemnify the other party and its successors and assigns and the officers, directors, affiliates, employees, controlling persons, and agents (the "Indemnitee") and to hold the Indemnitee harmless against and in respect of any losses, damages, taxes, penalties or other additions to taxes, claims, actions or causes of action, costs and expenses, including attorneys' and accountants' fees, specifically excluding lost profit and consequential damages, collectively referred to hereinafter as "Losses", incurred by any Indemnitee by reason of (a) a breach of any representations or warranties made by the Indemnifying Party in this Agreement, or (b) nonperformance (whether partial or total) of any covenants or agreements made by the Indemnifying Party in this Agreement or any agreement entered into pursuant hereto, which nonperformance is not due to

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nonperformance or breach of this Agreement or any other agreement hereto entered into by Indemnitee.

         13.02 Without limiting the generality of the foregoing, in the event of any claim for indemnification hereunder resulting in the commencement of legal proceedings by a third party, the Indemnitee shall give notice to the Indemnifying Party no later than ten (10) days prior to the time any response to the asserted claim is required, if possible. In the event of any such claim for indemnification resulting from or in connection with any third-party claim or legal proceeding, the Indemnifying Party may assume the defense thereof; provided, however, that no settlement may be made without the prior written consent of the Indemnitee. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall be entitled to select counsel and take all steps necessary in the settlement or defense thereof, provided, however, that the Indemnitee may, at its own expense, participate in any such proceeding with counsel of its choice. The Indemnitee may not compromise or settle such claim or proceeding without the prior written consent of the Indemnifying Party unless (a) the Indemnifying Party is not defending in good faith such claim or proceeding, (b) the continued defense of such claim or proceedings is materially prejudicial to the Indemnitee, or (c) the Indemnitee believes in good faith that the Indemnifying Party will be unable to pay the amount of such settlement. If the Indemnifying Party does not assume the defense of any such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation (after giving notice of the same to the Indemnifying Party), the Indemnifying Party will promptly indemnify the Indemnitee in accordance with the provisions of this Paragraph, provided, however, that in the event the Indemnitee intends to settle a claim or litigation without the Indemnifying Party's consent, the Indemnitee shall notify the Indemnifying Party of such intent in writing. Within five (5) business days of receipt of such notice, the Indemnifying Party shall deliver to the Indemnitee its written objection, if any, to the amount of such settlement specifying the amount to which it objects. The Indemnifying Party shall only be liable for that portion of the loss resulting from any settlement that the Indemnifying Party does not reasonably dispute in good faith in its written objection.

14.      Termination of Agreement.
         -------------------------

         14.1. Notwithstanding anything to the contrary contained herein this Agreement may be terminated immediately by either party upon written notice if the other party (i) is adjudicated a bankrupt, (ii) becomes insolvent or there is a receiver appointed in reference to its properties or assets, (iii) makes an assignment for the benefits of creditors or (iv) dissolves or otherwise ceases to exist by operation of law.

         14.2. If either party to this Agreement defaults or materially breaches the terms of this agreement other than by reason of force majeure, the other party shall have the right to cancel this agreement by giving thirty (30) days written notice to the other party of cancellation which notice shall specify the manner in which the other party has defaulted and materially breached the agreement. The breaching party shall have thirty (30) days after the receipt of said notice to cure said breach and if said party cures the default within thirty (30) days or has taken material steps to cure said breach within said period of time and said breach may be fully cured within a reasonable time after the expiration of said thirty (30) day period then this agreement shall not be canceled but shall remain in full force and affect.

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         14.3. In the event that this Agreement is terminated for any reason, the termination shall not effect any obligation created under this agreement prior to its termination, including, but limited to, the obligation of ATI to pay the royalties hereunder. In the event of termination for any reason, ATI shall have the right to complete any contract that it has with any customer for the sale or license of the Technology or any products incorporating the Technology or to sell any products that it has in inventory or has ordered from suppliers or manufacturers provided that it pays to NURESCELL the royalties therefor.

         14.4. Except as provided in Paragraph 14.3 in the event of termination of this Agreement for any reason ATI shall immediately cease manufacturing, marketing, or selling any of the Products and the license granted hereunder shall immediately terminate.

         14.5. In the event that this Agreement is terminated for any reason or expires by its terms Paragraphs 8,9,10,11,12 and 13 shall remain in full force and effect.

15.      MISCELLANEOUS.
         -------------

         15.1. All notices, requests, demands to have been other communication required or given under this agreement shall be in writing and personally delivered or sent by facsimile transmission or shall be mailed to the party to whom notice is to be given by first class mail, registered or certified, return receipt requested, postage prepaid, and properly addressed (in which case such notice shall be deemed and duly given on the third day following such mailing to:


To:  Advanced Technology Industries, Inc.     Advanced Technology Industries,
                                              Inc.
                                              Taubenstrasse 20
                                              Berlin, Germany   D-10117
                                              Facsimile No.: 011 49 302 017 7899

To:  Nurescell, Inc.                          Nurescell, Inc.
                                              19762 MacArthur Blvd, Suite 332
                                              Irvine, California 92612

         Any party by given written notice to the other in the manner provided above may change such party's address for purposes of this paragraph.

         15.2. The failure of either party to enforce at anytime, or for any period of time, any of the provisions of this Agreement, and/or the failure of either party to pursue the remedies for the breach of any conditions, provisions, or undertaking herein, shall not operate as a waiver a such conditions, provisions, or undertaking, or as of waiver of the right of the party thereafter to enforce each and every such condition, provisions, or undertaking.

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

         15.3. If any provisions, clause or sub-parts of this Agreement are held invalid or unenforceable such invalid portions of the agreement shall be considered void but shall not effect the validity of the remaining provisions of this agreement.

         15.4. In the event of any dispute between the parties concerning this agreement the parties agree that the proper venue shall be a court of competent jurisdiction in the Republic of Germany and the parties consent to jurisdiction of the courts of said country.

         15.5. This agreement shall be binding upon the parties and upon their successors and assigns, and legal representatives. Except as specifically provided to the contrary herein, neither party may assign all or any portion of their duties rights or obligations under this agreement, whether voluntarily or involuntarily, or by operation of law with the prior written consent of the other party. Any attempt to assign or transfer any of said duties, rights, or obligations without such consent shall be voided ab initio at the election of the other party, and shall at the option of the other party, serve to terminate this agreement immediately. Notwithstanding the provisions of this agreement either party may assign or transfer this agreement to a third party incident to the sale of substantially all of the assets or stock of the assigning party or pursuant to a merger, consolidation or other reorganization with a third party.

         15.6. The signatories to this agreement hereby warrant and represent that each of them is duly authorized to execute and enter into this agreement on behalf of the respective parties.

         15.7. This agreement constitutes the full and complete agreement and understanding between the parties hereto and shall supersede any and all prior and oral written agreements concerning the subject matter contained herein. This agreement may be modified or amended only by a written instrument executed by all of the parties hereto.

         15.8. In the event of any arbitration or the filing of any action at law or in equity between the parties hereto to enforce any of the provisions hereof the unsuccessful party to such litigation or arbitration shall pay to the successful party all costs and expenses including actual attorneys fees, incurred therein by such successful party; and if such successful party shall recover judgment in any such action or proceeding, such costs, expenses and attorneys fees may be included in and as part of such judgment.

         15.9. The titles or heading of the various Paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this agreement. 15.10. The governing law concerning all matters arising under the Agreement shall by the substantive law, but not the law of conflicts, of the Republic of Germany.

         15.11. This Agreement may be executed in one or more counterparts and by facsimile signature, all which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party delivered to the other party, it being understood that all parties need not sign the same counterpart.

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 IN WITNESS THEREOF, the parties have executed this agreement as of the day and year first above written.

         "ATI"                                     Advanced Technologies, Inc.

                                                   By_____________________


         "NURESCELL"                               NURESCELL Technologies, Inc.

                                                   By______________________


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